OFFICER'S CERTIFICATE

ARCap SERVICING, INC.

The undersigned, James L. Duggins, the President of ARCap Servicing, Inc., formerly known as ARCap Special Servicing, Inc., the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 2002, relating to the J.P. Morgan Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass Through Certificates Series 2002 C2, hereby certifies as follows:

  a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2002 has been made under the undersigned's supervision;

  to the best of the undersigned's knowledge, based on such review, the Special Servicer has maintained an effective internal control system relating to its servicing of the Mortgage Loan (other than the 75/101 Federal Street Mortgage Loan) serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout such calendar year 2002; and

  the Special Servicer has received no notice regarding qualification, or challenging the status of either Loan REMIC, the Lower Tier REMIC or the Upper Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 7__ day of March, 2003, I have hereunto signed my name.

ARCap SERVICING, INC.

formerly known as ARCap Special

Servicing, Inc.

a Delaware corporation

BY: James L. Duggins

James L. Duggins, President